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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE
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Contact:          Richard Harrison                   Rob Whetstone
                  Vice President, Finance            Pondel Parsons & Wilkinson
                  (714) 453-3200                     (310) 207-9300


                   INTERPORE COMPLETES SALE OF DENTAL BUSINESS

         IRVINE, Calif. -- May 2, 1997 -- Interpore International (Nasdaq NM:BONZ), a leading manufacturer of synthetic bone graft materials, today announced it has complected the sale of its dental implant business to Steri-Oss, Inc. of Yorba Linda, California.

         Under the terms of the agreement announced April 22, 1997, Interpore has received an initial cash payment of $1.5 million. A deferred cash payment of up to $1.5 million, subject to certain purchase price adjustments, is due in January 1998. The company anticipates that the transaction will generate a one-time loss, which will be recorded in the second quarter of 1997. As part of the transaction, the companies have negotiated a distribution agreement whereby Interpore will manufacture and provide its Interpore 200(R) bone void filler for worldwide distribution by Steri-Oss in the oral/maxillofacial market.

         Interpore's dental business consisted primarily of titanium dental implants and accessories for partially and totally toothless patients. Dental product sales for 1996 were $7.1 million, or approximately 36% of Interpore's total sales for the year.

         Interpore International, based in Irvine, California, is a biomaterials company specializing in the development, manufacture and marketing of medical devices for use in bone and soft tissue repair. The company's synthetic bone graft products are derived from marine coral using a manufacturing process that converts the unique skeletal structure of the coral to hydroxyapatite, a biocompatible implant material. This product, Pro Osteon, is used for the repair of certain skeletal defects. Its interconnected porous structure provides a scaffold for new bone growth. The company also distributes a line of manual instruments that are used in arthroscopic surgery.

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